UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 3, 2007
MGM MIRAGE
(Exact name of registrant as specified in its charter)

DELAWARE	0-16760	88-0215232
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On December 3, 2007, MGM MIRAGE, a Delaware corporation (“Company”), entered into a new employment agreement with Dan D’Arrigo pursuant to which Mr. D’Arrigo has agreed to serve as Executive Vice President and Chief Financial Officer of the Company. The employment agreement is effective as of September 10, 2007 and terminates on September 10, 2011.
     The new employment agreement provides for a minimum annual salary of $500,000 for Mr. D’Arrigo. In addition, Mr. D’Arrigo is entitled to an annual bonus of up to 100% of his annual salary and to certain other benefits and perquisites, which are discussed in detail in the employment agreement.
     The Company may terminate the employment agreement for good cause. In such event, Mr. D’Arrigo (or his beneficiary) shall be entitled to exercise his vested but unexercised stock options, stock appreciation rights (“SARs”) or other stock-based compensation (“Other Rights”) in accordance with their terms as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. D’Arrigo (or his beneficiary) will be entitled to receive his salary for a three month period following such termination, net of any payments received from any short term disability policy paid by the Company.
     If the Company terminates the employment agreement for other than good cause, the Company will pay Mr. D’Arrigo’s salary for the remaining term of the employment agreement as an inactive employee. Further, the Company will maintain Mr. D’Arrigo as a participant in all health and insurance programs in which he and his dependents are then participating through the first to occur of (a) the end of the term of the employment agreement or (b) the date on which he becomes eligible to receive health and/or insurance benefits from a new employer. Additionally, the employment agreement provides that Mr. D’Arrigo will continue to vest previously granted stock options, SARs and Other Rights for 12 months (or shorter period if termination occurs within the last year of the term and Mr. D’Arrigo remains in inactive status for such period). Mr. D’Arrigo will also be entitled to exercise all vested but unexercised stock options, SARs or Other Rights in accordance with their terms while on inactive status and upon termination of inactive status. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if Mr. D’Arrigo works for or otherwise provides services to a third party.
     If Mr. D’Arrigo seeks to terminate the employment agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), the agreement will be terminated. Mr. D’Arrigo will be entitled to exercise his vested but unexercised stock options, SARs or Other Rights in accordance with their terms but has no further claim against the Company arising out of such breach. However, if the Company invokes its arbitration right, Mr. D’Arrigo must continue to be employed with the Company until the matter is resolved.
     In the event Mr. D’Arrigo terminates the employment agreement without cause, Mr. D’Arrigo will be entitled to exercise his vested but unexercised stock options, SARs, and Other Rights in accordance with their terms and all salary through the date of termination.
     In the event Mr. D’Arrigo is not employed by the Company for the entire term of the employment agreement, he is restricted from working for or otherwise providing services to a competitor of the Company during the 12 month period following termination (or shorter period if termination occurs within the last year of the term of the employment agreement, and Mr. D’Arrigo remains in inactive status for such period), unless the employment agreement is terminated for employee’s good cause.
     If there is a change in control of the Company, all of Mr. D’Arrigo’s stock options, SARs or Other Rights will fully vest.
     The description set forth above is qualified in its entirety by the employment agreement filed herewith as an exhibit.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

10	Employment Agreement by and between MGM MIRAGE and Dan D’Arrigo, effective September 10, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM MIRAGE
Date: December 7, 2007	By:	/s/ Bryan L. Wright
		Name:	Bryan L. Wright
		Title:	Senior Vice President — Assistant General Counsel and Assistant Secretary

INDEX TO EXHIBITS

No.	Description

10	Employment Agreement by and between MGM MIRAGE and Dan D’Arrigo, effective September 10, 2007.